Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year Results, Provides Financial Guidance

TEANECK, N.J., August 25, 2021 (Business Wire) – Phibro Animal Health Corporation (Nasdaq:PAHC) today announced financial results for its fourth quarter and fiscal year ended June 30, 2021, and provided financial guidance for the year ending June 30, 2022.

▪	Highlights for the three months ended June 30, 2021 (compared to the three months ended June 30, 2020)

-	Net sales of $220 million, an increase of $34 million, or 19%

-	Net income of $17 million, an increase of $12 million, or 203%

-	Diluted EPS of $0.42, an increase of $0.28, or 200%

-	Adjusted EBITDA of $27 million, an increase of $3 million, or 13%

-	Adjusted Net Income of $13 million, an increase of $6 million, or 89%

-	Adjusted diluted EPS of $0.32, an increase of $0.15, or 88%

▪	Highlights for the year ended June 30, 2021 (compared to the year ended June 30, 2020)

-	Net sales of $833 million, an increase of $33 million, or 4%

-	Net income of $54 million, an increase of $21 million, or 62%

-	Diluted EPS of $1.34, an increase of $0.51, or 61%

-	Adjusted EBITDA of $108 million, an increase of $6 million, or 6%

-	Adjusted Net Income of $51 million, an increase of $8 million, or 17%

-	Adjusted diluted EPS of $1.27, an increase of $0.19, or 18%

▪	Financial guidance for the year ending June 30, 2022, of $840 - $870 million in net sales, net income of $45 - $47 million and Adjusted EBITDA of $110 - $114 million.

COMMENTARY

“We ended our fiscal year strong, posting our fourth consecutive quarter of net sales growth and ahead of our fourth quarter projections. Strong net sales and one-off tax benefits drove diluted EPS of $0.42, well ahead of expectations.” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. Jack continued, “I am also pleased to announce that we are projecting continued growth in both our top-and-bottom line financial performance for our next full fiscal year.”

QUARTERLY RESULTS

Net sales

Net sales of $220.3 million for the three months ended June 30, 2021, increased $34.4 million, or 19%, as compared to the three months ended June 30, 2020, the first full quarter when the global economy was dampened by the COVID-19 global pandemic. Animal Health, Mineral Nutrition and Performance Products increased $24.3 million, $6.9 million, and $3.1 million, respectively.

Animal Health

Net sales of $146.7 million for the three months ended June 30, 2021, increased $24.3 million, or 20%. Net sales of MFAs and other increased $18.6 million, or 26%, driven by higher domestic and international demand, primarily due to a level of recovery from the global pandemic. Net sales of nutritional specialty products increased $5.7 million, or 18%, principally due to domestic and international volume growth in dairy products. Net sales of vaccines increased $0.1 million, or 1%, as domestic volume growth and increased demand in the Asia Pacific region were partially offset by challenging economic conditions in Eastern Europe.

Mineral Nutrition

Net sales of $56.8 million for the three months ended June 30, 2021, increased $6.9 million, or 14%, driven by increased average selling prices and higher volumes. The increase in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $16.7 million for the three months ended June 30, 2021, increased $3.1 million, or 23%. The increase was driven by strong demand for copper-based products coupled with favorable product pricing correlated with underlying raw material costs.

Gross profit

Gross profit of $69.8 million for the three months ended June 30, 2021, increased $9.3 million, or 15%, as compared to the three months ended June 30, 2020. Gross margin decreased 90 basis points to 31.7% of net sales for the three months ended June 30, 2021, as compared to 32.6% for the three months ended June 30, 2020.

Animal Health gross profit increased $6.4 million due to higher sales. Mineral Nutrition gross profit increased $1.3 million, driven primarily by increased average selling prices and favorable product mix. Performance Products gross profit increased $1.5 million, driven by higher volumes and favorable product mix.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $50.7 million for the three months ended June 30, 2021, increased $8.2 million, or 19%, as compared to the three months ended June 30, 2020. SG&A for the quarter ended June 30, 2020, included $0.6 million of stock-based compensation expense and income of $3.0 million from other acquisition related items. Excluding these items, SG&A increased $5.8 million or 13%.

Animal Health SG&A increased $6.2 million, due to higher costs relating to international market expansion initiatives, plus incremental performance-related compensation expenses. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate SG&A decreased $0.4 million. Prior year stock-based compensation expense and income from other acquisition-related items accounted for a $2.4 million increase in SG&A.

Interest expense, net

Interest expense, net of $3.9 million for the three months ended June 30, 2021, increased $1.1 million, or 40%, as compared to the three months ended June 30, 2020. Interest expense, net increased primarily due to $1.0 million of expense related to the April 2021 refinancing.

Foreign currency gains, net

Foreign currency gains, net were $0.9 million and $1.1 million, for the three months ended June 30, 2021 and 2020, respectively. Foreign currency gains, net primarily arose from intercompany balances, driven by the movement of the Mexican, South African and Turkish currencies relative to the U.S. dollar.

Provision for income taxes

The benefit for income taxes was $1.0 million for the three months ended June 30, 2021, as compared to a provision for income taxes of $10.7 million for the three months ended June 30, 2020. The effective income tax rate was (6.2)% and 65.6% for the three months ended June 30, 2021 and 2020, respectively. The provision for income taxes during the three months ended June 30, 2021 and June 30, 2020, included one-off items related to favorable and unfavorable changes in GILTI federal taxes, uncertain international tax positions and valuation allowances. The respective effective income tax rates without these items would have been 33.6% for the three months ended June 30, 2021 and 33.1% for the three months ended June 30, 2020.

Net income

Net income of $17.1 million for the three months ended June 30, 2021, increased $11.5 million, as compared to net income of $5.6 million for the three months ended June 30, 2020. Operating income increased $1.0 million, driven by higher gross profit, partially offset by increased SG&A expenses. The increase in gross profit was primarily driven by higher volumes and favorable product mix in all segments. SG&A expenses increased due to investments in strategic initiatives and incremental performance-related compensation costs. Income taxes decreased $11.7 million due primarily to one-off tax benefits related to favorable changes in uncertain international tax positions and valuation allowances and lower GILTI tax driven by the geographical mix of earnings. Interest expense increased $1.1 million due to costs related to the refinancing.

Adjusted EBITDA

Adjusted EBITDA of $27.0 million for the three months ended June 30, 2021, increased $3.1 million, or 13%, as compared to the three months ended June 30, 2020. Animal Health Adjusted EBITDA was flat to the prior year as higher sales and gross profit were offset by increased SG&A costs. Mineral Nutrition Adjusted EBITDA increased $1.2 million, driven by increased gross profit on favorable product mix. Performance Products Adjusted EBITDA increased $1.6 million driven by increased gross profit. Corporate expenses decreased $0.4 million, primarily due to investments in strategic initiatives and incremental performance-related compensation costs, more than offset by a decline in professional fees and travel costs driven by COVID-19 limitations.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended June 30, 2021 and 2020, were 30.5% and 55.4%, respectively. The decrease in our adjusted tax rate was driven by lower GILTI federal tax expense due to a shift in the geographical mix of earnings.

Adjusted Net Income

Adjusted net income of $12.8 million for the three months ended June 30, 2021, increased $6.0 million, or 89%, as compared to the prior year. The increase was driven by higher gross profit and lower provision for income taxes, partially offset by increased SG&A expenses. The increase in gross profit was driven by higher volume and favorable product mix in the Animal Health segment, as well as increased gross profit in the Mineral Nutrition and Performance Products segments. SG&A expenses increased due to investments in strategic initiatives and incremental performance-related compensation costs.

Adjusted diluted EPS

Adjusted diluted EPS was $0.32 for the quarter, an increase of $0.15, as compared to $0.17 in the prior year.

FULL-YEAR RESULTS

Net sales

Net sales of $833.4 million for the year ended June 30, 2021, increased $33.0 million, or 4%, as compared to the year ended June 30, 2020. Animal Health, Mineral Nutrition and Performance Products increased $18.8 million, $6.1 million, and $8.0 million, respectively.

Animal Health

Net sales of $545.7 million for the year ended June 30, 2021, increased $18.8 million, or 4%. Net sales of MFAs and other increased $7.7 million, or 2%, due to increased domestic demand in swine and increased international sales in poultry. These gains were partially offset by an $8.9 million decline in net sales in China following regulatory changes effective January 1, 2020. Net sales of nutritional specialty products grew $13.5 million, or 10%, due to international and domestic volume growth in dairy products, partially offset by lower sales in domestic poultry. Net sales of vaccines declined $2.4 million, or 3%, as challenging economic conditions in Eastern Europe more than offset domestic volume growth and increased demand in the Asia Pacific region.

Mineral Nutrition

Net sales of $220.6 million for the year ended June 30, 2021, increased $6.1 million, or 3%, due to higher overall average selling prices and increased unit volumes. The increase in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $67.1 million for the year ended June 30, 2021, increased $8.0 million, or 14%, driven by increased volumes of copper-based products.

Gross profit

Gross profit of $271.4 million for the year ended June 30, 2021, increased $14.5 million, or 6%, as compared to the year ended June 30, 2020. Gross margin increased 50 basis points to 32.6% of net sales for the year ended June 30, 2021, as compared to 32.1% for the year ended June 30, 2020. The year ended June 30, 2020, included $0.3 million of acquisition-related cost of goods sold.

Animal Health gross profit increased $7.2 million due to sales growth. Mineral Nutrition gross profit increased $2.4 million, driven by increases in average selling prices, partially offset by increases in raw material costs. Performance Products gross profit increased $4.8 million, driven by higher volumes, higher average selling prices and decreases in raw material and production costs. Acquisition-related cost of goods sold in the prior year accounted for $0.3 million of the gross profit improvement in the current year.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $196.5 million for the year ended June 30, 2021, increased $8.8 million, or 5%, as compared to the year ended June 30, 2020. SG&A for the year ended June 30, 2021, included $1.1 million of stock-based compensation. SG&A for the year ended June 30, 2020, included $2.3 million of stock-based compensation, $0.4 million of restructuring costs, $0.5 million of acquisition-related transaction costs and income of $2.8 million from other acquisition-related items. Excluding these items, SG&A increased $8.0 million, or 4%.

Animal Health SG&A increased $5.6 million, primarily due to increased professional fees to support the continued use of carbadox and investments in international expansion initiatives. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate expenses increased $2.5 million, driven by investments in strategic initiatives, plus incremental costs for performance-related compensation and information technology. Overall costs, including marketing, product development and travel, continued to be restrained due to COVID-19 limitations. The stock-based compensation, restructuring costs, acquisition-related transaction costs and other acquisition-related income items accounted for a net $0.8 million increase in SG&A.

Interest expense, net

Interest expense, net of $12.9 million for the year ended June 30, 2021, was flat as compared to the year ended June 30, 2020. Interest expense decreased primarily due to favorable variable interest rates, offset by higher levels of debt outstanding and a $1.0 million of expense related to the April 2021 refinancing.

Foreign currency (gains) losses, net

Foreign currency gains, net for the year ended June 30, 2021, were $4.5 million, as compared to net losses of $0.8 million for the year ended June 30, 2020. Foreign currency gains, net primarily arose from intercompany balances, driven by the movement of certain foreign currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $12.1 million and $22.0 million for the years ended June 30, 2021 and 2020, respectively. The effective income tax rate was 18.2% and 39.6% for the years ended June 30, 2021 and 2020, respectively. Our effective income tax rate has varied from period to period and from the federal statutory rate, due to the mix of income in the various jurisdictions where we have operations; changes in tax rates from period to period; and the effects of certain other items. The provision for income taxes during the year ended June 30, 2021, included (i) a $5.3 million benefit from the reversal of uncertain tax positions related to settlements and lapse of statute of limitations of prior years, (ii) a $1.5 million benefit related to final regulations issued in July 2020 for the Global Intangible Low-Taxed Income (“GILTI”) tax related to the years ended June 30, 2020 and 2019, (iii) a $1.2 million benefit related to exchange rate differences on intercompany dividends, and (iv) a $0.9 million benefit related to a detailed analysis of various other items.  The effective income tax rate, without these items, would have been 31.6% for the year ended June 30, 2021. The provision for income taxes for the years ended June 30, 2021 and 2020, included $0.9 million and $3.5 million of GILTI federal tax expense, respectively.

Net income

Net income of $54.4 million for the year ended June 30, 2021, increased $20.8 million, as compared to net income of $33.6 million for the year ended June 30, 2020. The increase was primarily driven by higher operating income of $5.7 million, increased foreign currency gains of $5.3 million and a $9.9 million decrease to the provision for income taxes. The increase in operating income was driven by a $14.5 million increase in gross profit, partially offset by increased SG&A costs of $8.8 million.

Adjusted EBITDA

Adjusted EBITDA of $107.9 million for the year ended June 30, 2021, increased $5.7 million, or 6%, as compared to the year ended June 30, 2020. Animal Health Adjusted EBITDA increased $0.8 million, driven by increased gross profit, partially offset by higher SG&A expenses. Mineral Nutrition and Performance Products Adjusted EBITDA for the year ended June 30, 2021, increased $2.4 million and $4.9 million, respectively, on higher gross profit. Corporate expenses increased $2.4 million driven by investments in strategic initiatives as well as incremental costs for performance-related compensation and information technology.

Adjusted provision for income taxes

The adjusted effective income tax rates for the year ended June 30, 2021 and 2020, were 29.5% and 33.7%, respectively. The decrease in our adjusted tax rate was driven by a shift in the geographical mix of earnings.

Adjusted Net Income

Adjusted net income of $51.3 million for the year ended June 30, 2021, increased $7.5 million, or 17%, as compared to the prior year. The increase was driven by higher gross profit of $13.9 million, lower interest expense of $0.7 million, and a lower adjusted provision for income taxes of $0.8 million, partially offset by increased SG&A expenses of $7.9 million. Gross profit increased across all three segments. Increased SG&A costs were driven by investments in strategic initiatives, incremental performance-related compensation and increased professional fees to support the continued use of carbadox. These increases were partially offset by lower travel expenses driven by COVID-19 limitations.

Adjusted diluted EPS

Adjusted diluted EPS was $1.27 for the year ended June 30, 2021, an increase of $0.19, as compared to $1.08 in the prior year.

BALANCE SHEET AND CASH FLOWS

•	3.6x leverage ratio as of June 30, 2021

-	$393 million total debt

-	$108 million Adjusted EBITDA for the twelve months ended June 30, 2021

•	$93 million of cash and short-term investments on hand and $152 million of available revolving credit (subject to leverage ratio limitations) at June 30, 2021

•	$4 million of cash used before financing for the three months ended June 30, 2021

•	$30 million of cash provided before financing for the year ended June 30, 2021

FINANCIAL GUIDANCE

Our projected financial results for the year ending June 30, 2022, are as follows:

•	Net sales of approximately $840.0 – $870.0 million

•	Net income of approximately $45.0 – $47.0 million

•	Diluted EPS of approximately $1.11 - $1.16

•	Adjusted EBITDA of approximately $110.0 – $114.0 million

•	Adjusted Net Income of approximately $50.7 – $53.3 million

•	Adjusted diluted EPS of approximately $1.25 - $1.32

•	Adjusted effective tax rate of approximately 29% - 31%

This financial guidance assumes incremental operating expenses of approximately $20 million or an increase of approximately 10%, about half of which relates to planned spending on strategic investments.

Projected net sales and Adjusted EBITDA reflect year on year growth of 1-4% and 2-6%, respectively.

Due to seasonality, and consistent with historical trends prior to COVID-19, we expect a decline in fiscal year 2022 first quarter top and bottom-line financial performance relative to the fourth quarter of the prior fiscal year.

Although we are encouraged by the improving trends in our business and are providing full year guidance, the COVID-19 global pandemic continues to present challenges to the animal health industry, including but not limited to demand disruption and production impacts. Our guidance assumes that the current situation domestically and abroad will stabilize as we progress through our next fiscal year, but we will continue to monitor the impact the pandemic is having on our business and adjust guidance, if necessary.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Thursday, August 26, 2021

Time:	9:00 AM Eastern

Location:	https://investors.pahc.com

U.S. Toll-Free:	+1 (833) 968-1955

International Toll:	+1 (647) 689-6656

Conference ID:	4134939

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation
Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2021	2020	Change		2021	2020	Change
	(in millions, except per share amounts and percentages)
Net sales	$220.3	$185.9	$34.4	19%	$833.4	$800.4	$33.0	4%
Cost of goods sold	150.5	125.3	25.1	20%	562.0	543.5	18.5	3%
Gross profit	69.8	60.6	9.3	15%	271.4	256.9	14.5	6%
Selling, general and administrative	50.7	42.4	8.2	19%	196.5	187.7	8.8	5%
Operating income	19.2	18.1	1.0	6%	74.9	69.2	5.7	8%
Interest expense, net	3.9	2.8	1.1	40%	12.9	12.9	0.0	0%
Foreign currency (gains) losses, net	(0.9)	(1.1)	0.2	*	(4.5)	0.8	(5.3)	*
Income before income taxes	16.1	16.4	(0.3)	(2)%	66.5	55.5	11.0	20%
Provision for income taxes	(1.0)	10.7	(11.7)	*	12.1	22.0	(9.9)	(45)%
Net income	$17.1	$5.6	$11.5	203%	$54.4	$33.6	$20.8	62%

Net income per share
basic	$0.42	$0.14	$0.28	200%	$1.34	$0.83	$0.51	61%
diluted	$0.42	$0.14	$0.28	200%	$1.34	$0.83	$0.51	61%

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	31.7%	32.6%			32.6%	32.1%
Selling, general and administrative	23.0%	22.8%			23.6%	23.5%
Operating income	8.7%	9.7%			9.0%	8.6%
Income before income taxes	7.3%	8.8%			8.0%	6.9%
Net income	7.8%	3.0%			6.5%	4.2%
Effective tax rate	(6.2)%	65.6%			18.2%	39.6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation
Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2021	2020	Change		2021	2020	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$91.2	$72.6	$18.6	26%	$330.0	$322.3	$7.7	2%
Nutritional specialties	36.8	31.1	5.7	18%	142.8	129.3	13.5	10%
Vaccines	18.7	18.6	0.1	1%	72.9	75.3	(2.4)	(3)%
Animal Health	146.7	122.4	24.3	20%	545.7	526.9	18.8	4%
Mineral Nutrition	56.8	49.9	6.9	14%	220.6	214.4	6.1	3%
Performance Products	16.7	13.6	3.1	23%	67.1	59.0	8.0	14%
Total	$220.3	$185.9	$34.4	19%	$833.4	$800.4	$33.0	4%

Adjusted EBITDA
Animal Health	$29.5	$29.6	$(0.0)	(0)%	$124.0	$123.1	$0.8	1%
Mineral Nutrition	4.7	3.5	1.2	34%	17.1	14.7	2.4	17%
Performance Products	2.3	0.7	1.6	216%	9.4	4.5	4.9	108%
Corporate	(9.5)	(9.9)	0.4	(4)%	(42.6)	(40.2)	(2.4)	6%
Total	$27.0	$23.9	$3.1	13%	$107.9	$102.1	$5.7	6%

Ratio to segment net sales
Animal Health	20.1%	24.2%			22.7%	23.4%
Mineral Nutrition	8.2%	6.9%			7.8%	6.8%
Performance Products	13.6%	5.3%			14.1%	7.7%
Corporate (1)	(4.3)%	(5.3)%			(5.1)%	(5.0)%
Total (1)	12.3%	12.8%			12.9%	12.8%
(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$17.1	$5.6	$11.5	203%	$54.4	$33.6	$20.8	62%
Interest expense, net	3.9	2.8	1.1	40%	12.9	12.9	0.0	0%
Provision for income taxes	(1.0)	10.7	(11.7)	*	12.1	22.0	(9.9)	(45)%
Depreciation and amortization	7.8	8.2	(0.3)	(4)%	31.9	32.3	(0.5)	(1)%
EBITDA	27.9	27.4	0.5	2%	111.2	100.7	10.5	10%
Stock-based compensation	-	0.6	(0.6)	*	1.1	2.3	(1.1)	(50)%
Restructuring costs	-	-	-	*	-	0.4	(0.4)	*
Acquisition-related cost of goods sold	-	-	-	*	-	0.3	(0.3)	*
Acquisition-related transaction costs	-	-	-	*	-	0.5	(0.5)	*
Acquisition-related other, net	-	(3.0)	3.0	*	-	(2.8)	2.8	*
Foreign currency (gains) losses, net	(0.9)	(1.1)	0.2	*	(4.5)	0.8	(5.3)	*
Adjusted EBITDA	$27.0	$23.9	$3.1	13%	$107.9	$102.1	$5.7	6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation
Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2021	2020	Change		2021	2020	Change
	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$149.0	$123.8	$25.2	20%	$555.9	$536.9	$19.1	4%
Adjusted gross profit	71.3	62.1	9.2	15%	277.4	263.5	13.9	5%
Adjusted selling, general and administrative	50.0	44.2	5.8	13%	192.7	184.8	7.9	4%
Adjusted interest expense, net	2.9	2.7	0.2	6%	11.9	12.6	(0.7)	(6)%
Adjusted income before income taxes	18.4	15.2	3.2	21%	72.9	66.1	6.8	10%
Adjusted provision for income taxes	5.6	8.4	(2.8)	(33)%	21.5	22.3	(0.8)	(4)%
Adjusted net income	$12.8	$6.8	$6.0	89%	$51.3	$43.8	$7.5	17%

Adjusted net income per share
diluted	$0.32	$0.17	$0.15	88%	$1.27	$1.08	$0.19	18%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	32.4%	33.4%			33.3%	32.9%
Adjusted selling, general and administrative	22.7%	23.8%			23.1%	23.1%
Adjusted income before income taxes	8.4%	8.2%			8.7%	8.3%
Adjusted net income	5.8%	3.6%			6.2%	5.5%
Adjusted effective tax rate	30.5%	55.4%			29.5%	33.7%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$17.1	$5.6	$11.5	203%	$54.4	$33.6	$20.8	62%
Acquisition-related intangible amortization(1)	1.5	1.5	(0.1)	(4)%	6.0	6.3	(0.3)	(5)%
Acquisition-related intangible amortization(2)	0.7	0.7	0.0	0%	2.7	2.5	0.2	6%
Stock-based compensation (2)	-	0.6	(0.6)	*	1.1	2.3	(1.1)	(50)%
Restructuring costs (2)	-	-	-	*	-	0.4	(0.4)	*
Acquisition-related cost of goods sold	-	-	-	*	-	0.3	(0.3)	*
Acquisition-related transaction costs(2)	-	-	-	*	-	0.5	(0.5)	*
Acquisition-related other, net (2)	-	(3.0)	3.0	*	-	(2.8)	2.8	*
Acquisition-related accrued interest	-	0.1	(0.1)	*	-	0.3	(0.3)	*
Refinancing expense	1.0	-	1.0	*	1.0	-	1.0	*
Foreign currency (gains) losses, net(3)	(0.9)	(1.1)	0.2	*	(4.5)	0.8	(5.3)	*
Adjustments to income taxes(4)	(6.6)	2.3	(8.9)	*	(9.4)	(0.3)	(9.1)	*
Adjusted net income	$12.8	$6.8	$6.0	89%	$51.3	$43.8	$7.5	17%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful
(1) Included in cost of goods sold
(2) Included in selling, general and administrative
(3) Primarily related to intercompany balances
(4) Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation
Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2021	2020	Change	2021	2020	Change
	(in millions)
EBITDA	$27.9	$27.4	$0.5	$111.2	$100.7	$10.5
Adjustments
Stock-based compensation	-	0.6	(0.6)	1.1	2.3	(1.1)
Restructuring costs	-	-	-	-	0.4	(0.4)
Acquisition-related cost of goods sold	-	-	-	-	0.3	(0.3)
Acquisition-related transaction costs	-	-	-	-	0.5	(0.5)
Acquisition-related other, net	-	(3.0)	3.0	-	(2.8)	2.8
Foreign currency (gains) losses, net	(0.9)	(1.1)	0.2	(4.5)	0.8	(5.3)
Interest paid, net	(2.7)	(2.4)	(0.3)	(10.8)	(11.6)	0.8
Income taxes paid	(5.1)	(5.8)	0.8	(19.4)	(20.9)	1.5
Changes in operating assets and liabilities and other items	(16.2)	(11.7)	(4.4)	(29.4)	(10.3)	(19.0)
Net cash provided (used) by operating activities	$3.1	$3.9	$(0.8)	$48.3	$59.3	$(11.0)

Short-term investments, net	$1.0	$-	$1.0	$12.0	$(31.0)	$43.0
Capital expenditures	(7.1)	(10.0)	2.9	(29.3)	(34.0)	4.7
Business acquisitions	-	-	-	-	(54.5)	54.5
Other investing, net	(1.1)	0.5	(1.6)	(1.3)	(0.8)	(0.5)
Net cash provided (used) by investing activities	$(7.2)	$(9.5)	$2.3	$(18.6)	$(120.3)	$101.7

Net cash flow before financing activities	$(4.1)	$(5.6)	$1.5	$29.7	$(61.0)	$90.7

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com